Exhibit 99.1

UDR Announces Departure of Tom Herzog as Chief Financial Officer
Denver, CO. (May 12, 2016) – UDR, Inc. (the "Company") (NYSE: UDR), a leading multifamily real estate investment trust, today announced that Tom Herzog is stepping down from his position as Chief Financial Officer (“CFO”) to join HCP, Inc. as CFO. Mr. Herzog has served as UDR’s CFO since January 2013. Shawn Johnston, UDR’s Chief Accounting Officer, will be named the interim Principal Financial Officer and, along with other members of the Company’s senior management team, will fulfill Mr. Herzog’s responsibilities. Mr. Herzog will remain with UDR through June 3, 2016 to ensure a smooth transition.
“Tom has contributed significantly to UDR since joining the team in early 2013 and will be missed,” said Tom Toomey, President and CEO of UDR. Mr. Toomey continued, “On behalf of our Board of Directors and UDR, I thank Tom for his service to the Company. We wish Tom well in his future endeavors at HCP.”
“I am thankful for my time with UDR, especially my experiences working with the many fine professionals at the Company,” said Mr. Herzog. “The decision to accept an outside opportunity did not come easily, but with the exceptional talent in place at UDR, I am confident the team is well positioned for continued success.”
The Company will commence an evaluation of internal and external candidates for the role of CFO.
About UDR, Inc.
UDR, Inc. (NYSE:UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of March 31, 2016, UDR owned or had an ownership position in 51,231 apartment homes including 3,556 homes under development. For 44 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates. Additional information can be found on the Company's website at ir.udr.com.
Contact: UDR, Inc.
Shelby Noble
snoble@udr.com
720-922-6082